UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 21, 2005 (October 17, 2005)

AMERICAN TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13114 Evening Creek Drive South, San Diego, California	92128
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (858) 679-2114

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On October 17, 2005, we entered into a letter agreement with John R. Zavoli, pursuant to which Mr. Zavoli will be appointed as our president and chief operating officer, commencing November 1, 2005. Mr. Zavoli is presently a director of our company, and was a member of the audit and compensation committees until he resigned the committee appointments in connection with entering into the letter agreement. The letter agreement provides for an annual base salary of $250,000 and eligibility for an annual bonus, as recommended by the compensation committee and approved by the board of directors. In addition, the letter agreement contemplates that Mr. Zavoli will receive an option to purchase 100,000 shares of our common stock, subject to the prior review and approval of such grant by the compensation committee. Mr. Zavoli's employment is not for a specified period or term of employment and is terminable at-will by us or by Mr. Zavoli for any reason, with or without notice. Mr. Zavoli will be entitled to severance benefits in the form of up to a maximum of six months of salary and health benefit continuation if we terminate his employment without cause or he resigns for good reason.

More detail about the appointment of Mr. Zavoli as president and chief operating officer is set forth in Item 5.02 below.

On October 20, 2005, we entered into a separation and release agreement with Kalani Jones. Mr. Jones was formerly our president and chief operating officer, and resigned employment at our company on October 17, 2005. The agreement provides for our one-time payment of $82,500 to Mr. Jones and our payment of health benefit premiums on Mr. Jones's behalf for a period not to extend beyond February 28, 2006. We also agreed to extend until February 15, 2006 the period of time for which the vested portion of stock options held by Mr. Jones may be exercised. In addition, the separation and release agreement contains Mr. Jones's general release of all claims against the company. More detail about Mr. Jones's resignation from the company is set forth in Items 1.02 and 5.02 below.

Item 1.02 Termination of a Material Definitive Agreement

In conjunction with Mr. Jones's resignation from the company on October 17, 2005, Mr. Jones's employment arrangement with the company terminated. Mr. Jones was employed under the terms of a letter agreement dated as of August 28, 2003, as amended. Mr. Jones annual base salary at the time of resignation was $220,000, and he was entitled to an annual performance bonus of up to 50% of his base salary, as determined by the compensation committee. Mr. Jones's employment was terminable at-will by us or Mr. Jones for any reason, with or without notice.

Item 5.02 Departure of Director and Principal Officer; Appointment of Principal Officer

On October 17, 2005, Kalani Jones resigned from his positions as our president and chief operating officer and as a member of our board of directors.

On October 17, 2005, John R. Zavoli was appointed as our president and chief operating officer to succeed Kalani Jones, commencing November 1, 2005. Mr. Zavoli previously served as an independent director on our board of directors, and as a member of the compensation committee and the audit committee. As a result of his appointment, Mr. Zavoli no longer qualifies as an independent director under applicable Nasdaq standards. Our board of directors presently consists of five directors, three of whom are independent directors under applicable Nasdaq standards.

Mr. Zavoli, age 46, was appointed to our board of directors on June 14, 2005. Mr. Zavoli was the president, chief executive officer and chief financial officer of Path 1 Network Technologies Inc. (AMEX: PNO), a San Diego-based provider of IP broadcast video transport and routing systems through September 2005. Mr. Zavoli joined Path 1 in October 2002 and was appointed president and chief executive officer and elected as a director in March 2004. Before joining Path 1, from November 2001 through September 2002, Mr. Zavoli served as chief financial officer and general counsel with NHancement Technologies (later re-named Appiant Technologies). From June 1987 through July 1992, he held various senior level financial and legal positions with Digital Equipment Corporation (now Hewlett-Packard). Mr. Zavoli is a former partner with PricewaterhouseCoopers LLP, where he consulted high tech clients in global operations, taxation, fiscal management, mergers and acquisitions and other related issues. Mr. Zavoli obtained a bachelor of science degree from the University of Illinois in 1981, a juris doctor degree from The John Marshall Law School in 1986, and a master of laws degree from Boston University School of Law in 1990.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TECHNOLOGY CORPORATION

Date: October 21, 2005	By:	/s/ MICHAEL A. RUSSELL

Michael A. Russell Chief Financial Officer